CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated July 15, 2011,  relating to the financial statements and financial highlights which appears in the May 31, 2011 Annual Report to Shareholders of T. Rowe Price Inflation Protected Bond Fund, Inc., which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Report of Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 23, 2011